200 Connell Drive

Berkeley Heights, NJ 07922

Genta Incorporated Announces Fourth Quarter and Year End 2006 Financial Results and Corporate Highlights

BERKELEY HEIGHTS, NJ – February 13, 2007 – Genta Incorporated (NASDAQ: GNTA) today announced financial results and progress for the quarter and year ended December 31, 2006.  The Company noted significant recent items, including:

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Company will file appeal for Genasense® NDA in CLL

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Expanded Access Program to continue in U.S. during appeal

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Completed response to EMEA 180-day review questions for MAA in melanoma; formal CHMP opinion expected within 90 days

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Follow-on Genasense/melanoma trial initiated using key biomarker

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Intermittent Genasense dosing shown effective in preclinical models; clinical trial of intermittent short IV and subcutaneous dosing initiated

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New product enters clinic; Phase 1 trial of c-myb antisense initiated

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Reserve recorded for proposed settlement of class action litigation

GENASENSE CLINICAL AND REGULATORY ACTIVITY

Chronic Lymphocytic Leukemia (CLL)

In December 2006, the Company received a non-approvable notice from the Food and Drug Administration (FDA) for its New Drug Application for Genasense® (oblimersen sodium) Injection plus chemotherapy for patients with relapsed or refractory CLL.  The Company has announced that it will appeal this decision using the Formal Dispute Resolution process that exists within FDA’s Center for Drug Evaluation and Research (CDER).  The Company expects to complete the filing of this appeal during the current calendar quarter.  So long as the NDA remains under active appeal, Genta will continue to provide Genasense at no cost in response to “compassionate use” requests.

Advanced Melanoma

Genta’s Marketing Authorization Application (MAA) for the use of Genasense plus dacarbazine for treatment of patients with advanced melanoma is currently under review by the European Medicines Agency (EMEA).  As part of that review, the Company recently announced that it had completed its response to the 180-day List of Outstanding Issues from the EMEA.  The Company currently anticipates that EMEA’s Committee on Human Medicinal Products (CHMP) will complete its review and issue an opinion regarding approval within the next 90 days.

The Company also initiated a pilot study that combines Genasense with Abraxane® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) (Abraxis BioScience, Inc.) plus Temodar® (temozolomide) Capsules (Schering-Plough Corporation) in patients with advanced melanoma.  The new study represents the rapid clinical translation of preclinical results that showed marked anticancer synergy when Genasense was combined with Abraxane and Temodar.  The study will evaluate the safety, efficacy, pharmacokinetics and pharmacodynamics of the three-drug combination in chemotherapy-naïve patients who have normal levels of a key biomarker.

Intermittent Dosing of Genasense

The Company presented preclinical data at an international scientific meeting showing that high-dose intermittent treatment with Genasense was effective and associated with increased intratumoral drug uptake in models of human lung cancer, colon cancer and melanoma. Discontinuous (twice per week) intravenous (IV) treatment with Genasense increased the activity of multiple tyrosine kinase inhibitors, including erlotinib, imatinib, sunitinib and sorafenib, used either alone or in combination with a taxane.  Genta has initiated clinical trials to evaluate intermittent dosing of Genasense by both subcutaneous injection and brief IV infusion.

PIPELINE PROGRESS

The Company announced initiation of a new Phase 1 trial for its antisense drug directed against a master regulatory proto-oncogene, c-myb.  The study is being conducted at the General Clinical Research Center at the University of Pennsylvania.  Genta is also continuing its collaboration with Emisphere Technologies, Inc. on the development of an oral formulation of its currently marketed product, Ganite® (gallium nitrate injection).

FINANCIAL INFORMATION

The Company reported a net loss of $17.3 million, or $0.11 per share, for the fourth quarter of 2006, compared to a net loss of $10.2 million, or $0.09 per share, for the fourth quarter of 2005. For the year ended December 31, 2006, the Company reported a net loss of $56.8 million, or $0.42 per share, compared to a net loss of $2.2 million, or $0.02 per share, in 2005.

In the fourth quarter of 2006, the Company recorded an expense of $5.28 million that provides for the issuance of 12 million shares of Genta common stock, or approximately 7.8% of the Company’s outstanding shares as of December 2006, for a settlement in principle of class action litigation.  The expense is net of insurance recovery of approximately $18.0 million.  In addition, as a result of the FDA’s non-approvable notice with respect to Genasense in CLL, the Company has impaired a related prepaid royalty of $1.3 million.  Operating expenses also increased relative to the prior year period due to sales and marketing activity in anticipation of a possible Genasense commercial launch, severance costs, and stock option-related expense of $0.7 million that was recognized as a result of the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”, on January 1, 2006.  For the full year of 2006, gross operating expenses were $59.8 million, compared with $37.0 million in 2005.

Results for 2005 include $26.2 million generated by the accelerated recognition of revenue received from a collaborative agreement with sanofi-aventis in 2002, reimbursement for expenses by sanofi-aventis of $6.1 million, and a gain on extinguishment of debt to sanofiaventis of $1.3 million. There was no expense reimbursement in 2006, since as of May 2005, all Genasense costs are the responsibility of Genta.

As of December 31, 2006, Genta had no long-term debt, $0.6 million in short-term debt, and had cash, cash equivalents and marketable securities of $29.5 million.  Cash, cash equivalents and marketable securities at December 31, 2005 were $21.3 million.  Net cash used in operating activities through December 31, 2006 was $44.7 million, which represents an average monthly outflow of $3.7 million.

CONFERENCE CALL AND WEBCAST

Genta management will host a conference call and live audio webcast to discuss financial results and general corporate activities on February 13, 2007 at 8:00 am EST.

US/Canada call:  877-634-8606; conference code Genta Incorporated

International call: 706-679-3140; conference code Genta Incorporated

Webcast: http://www.genta.com/genta/InvestorRelation/events.html

The webcast will be archived for 30 days. Audio replay will be available approximately two hours after completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S./Canada) and (706) 645-9291 (International); conference ID number is 320288.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA- based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program.  Genta has completed a pending Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release and the conference call to follow may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

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the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

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the safety and efficacy of the Company’s products or product candidates;

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the Company’s assessment of its clinical trials;

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the commencement and completion of clinical trials;

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the Company’s ability to develop, manufacture, license and sell its products or product candidates;

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the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

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the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

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the adequacy of the Company’s patents and proprietary rights;

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the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;

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the Company’s ability to regain compliance with the NASDAQ’s listing qualifications; and

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the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2005 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Tara Spiess/Andrea Romstad

TS Communications Group, LLC

info@genta.com

(908) 286-3980

Genta Incorporated

Selected Condensed Consolidated Financial Data

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
Revenues:
License fees/Development Funding	$—	$—	$—	$26,229
Product sales – net	117	97	708	356
Total revenues	117	97	708	26,585

Cost of goods sold	29	17	108	52

Costs and expenses:
Research and development	6,164	6,862	28,064	20,902
Selling, general and administrative	6,040	3,985	25,152	16,104
Provision for settlement of litigation	5,280	—	5,280	—
Write-off of prepaid royalty	1,268	—	1,268	—
Total costs and expenses – gross	18,752	10,847	59,764	37,006
sanofi-aventis reimbursement	—	—	—	(6,090)
Total costs and expenses – net	18,752	10,847	59,764	30,916

Gain on forgiveness of debt	—	—	—	1,297
Other income	431	142	1,454	502
Net loss before income tax benefit	(18,233)	(10,625)	(57,710)	(2,584)
Income tax benefit	929	381	929	381
Net loss	$(17,304)	$(10,244)	$(56,781)	$(2,203)

Net loss per basic and diluted share	$(0.11)	$(0.09)	$(0.42)	$(0.02)

Shares used in computing basic and diluted net loss per
share	153,725	114,550	135,319	102,883

Selected Condensed Consolidated Balance Sheet Data

	December 31 2006	December 31 2005
Cash, cash equivalents and
marketable securities	$29,496	$21,282
Working capital	12,682	11,703
Total assets	51,578	27,386
Total stockholders' equity	14,642	15,697